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                                   EXHIBIT (j)
                           MARC PHARMACEUTICALS, INC.


                                                  January 1, 2004

Mr. Joel San Antonio
1204 Clubhouse Court
Southlake, Texas 76092

Dear Mr. San Antonio:

Marc Pharmaceuticals, Inc ("Marc") recognizes that being a Founder, your business expertise and experience make you uniquely qualified to assist senior management in identifying opportunities, developing strategies that will enhance the company's product flow and efficiencies, increase market opportunities and enhance the company's value. Therefore, Marc desires to enter into a five-year relationship with you as an advisor to Marc's senior management effective as of January 1, 2004.

In your capacity as an advisor, you will be given access to such proprietary compounds and products, clinical records, confidential material, financial statements, and other company information as you shall require. You understand that this information is proprietary to Marc and you agree that you will take reasonable precautions to preserve the confidentiality thereof. Marc understands and acknowledges that your various other obligations and commitments make it impossible for you to dedicate any specific, regular periods of time to this undertaking. You agree, however, that you will use reasonable efforts to make yourself available for meetings, either on-site or telephonic, and for consultation with Marc's president and/or such other senior managers as the president may request on an "as needed" basis.

In consideration for your services, you will receive an annual fee of One Hundred Twenty Thousand Dollars ($120,000) payable in equal monthly installments. In addition, Marc will pay to you an Automobile allowance of $1000 per month for the term of this agreement. Also you will be reimbursed for all reasonable and customary expenses incurred in carrying out your duties hereunder. In the event you desire to terminate this relationship, you may do so by giving Marc's President and Chief Executive Officer written notice not less than thirty (30) days prior to the effective date of such termination.

If the forgoing is acceptable to you, please sign and return the enclosed copy of this letter. I am excited about your willingness to help us grow our company and look forward to a long and successful relationship.

                                         Marc Pharmaceuticals, Inc.

                                         By:
                                            ----------------------------------
                                         President and Chief Executive Officer




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Agreed and accepted this 1st day of January 2004.


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Joel San Antonio












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